EXHIBIT 99.A

News For Immediate Release

El Paso Corporation Adopts New Policy on Poison Pills

HOUSTON, TEXAS, DECEMBER 3, 2004—The Board of Directors of El Paso Corporation (NYSE:EP), based upon a recommendation from its Governance Committee (a committee comprised of independent directors), adopted a policy today on poison pills, or stockholder rights plans, and has amended its Governance Guidelines to include the following policy:

Policy on Poison Pill Plans
The company does not currently have in place any stockholders rights plan (also known as a “poison pill”), and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interests of stockholders, the Board will seek prior stockholder approval unless the Board, in exercising its fiduciary responsibilities under the circumstances, determines by vote of a majority of the independent directors that such submission would not be in the best interests of the company’s stockholders in the circumstances. If the Board were ever to adopt a rights plan without prior stockholder approval, it will be presented to the stockholders for ratification within one year or expire within one year, without being renewed or replaced. Further, if the Board adopts a rights plan and the company’s stockholders do not approve such rights plan, it will terminate.

El Paso Corporation’s Governance Guidelines and other information relating to our corporate governance principals, including the Board of Director’s standing committee charters and El Paso Corporation’s Code of Business Conduct, Restated Certificate of Incorporation and By-laws can be found on our Web site at www.elpaso.com.

2005 Annual Meeting of Stockholders
In addition, El Paso anticipates that its 2005 annual meeting of stockholders will be held in late May 2005 and hereby notifies its stockholders that proposals by stockholders that are intended for inclusion in the company’s proxy statement and proxy to be presented at the 2005 annual meeting of stockholders must be received by El Paso Corporation by Friday, January 7, 2005, in order to be considered for inclusion in the company’s proxy materials. Such proposals should be addressed to the Corporate Secretary of El Paso Corporation and may be included in the proxy materials for the 2005 annual meeting of stockholders of El Paso Corporation if they comply with certain rules and regulations of the Securities and Exchange Commission and El Paso Corporation’s By-laws governing stockholder proposals. In addition, for all other proposals to be presented at the annual meeting that are not included in the proxy statement and proxy to be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of El Paso Corporation not later than February 25, 2005. If a stockholder fails to so notify El Paso Corporation of any such proposal prior to February 25, 2005, management of El Paso Corporation will be allowed to use their discretionary voting authority with respect to proxies held by management when the proposal is raised at the annual meeting (without any discussion of the matter in its proxy statement). All proposals must be submitted and received, in writing, by the dates noted above, to David L. Siddall, Corporate Secretary, El Paso Corporation, 1001 Louisiana Street, Houston, Texas 77002, telephone (713) 420-6195 and facsimile (713) 420-4099.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; the potential impact of the restatement of financial results on our access to capital (including borrowings under credit arrangements); changes in reserve estimates based upon internal and third party reserve analyses; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; outcome of litigation, including shareholder derivative and class actions related to reserve revisions and restatements; consequences arising from the delay in filing of our periodic reports including the exercise of remedies by the company’s lenders under certain financing arrangements and if such remedies were to be exercised, the company’s potential inability to identify and obtain alternate sources of financing and the existence of cross-acceleration provisions in various financing agreements; uncertainties associated with exploration and production activities; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Kim Wallace, Manager
Office: (713) 420-6330
Fax: (713) 420-6341